Exhibit F-2

July 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:   Northeast Utilities Application/Declaration on Form U-1
      File No. 70-9839

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company (NUSCO), a service company affiliate of Northeast Utilities ("NU"), Western Massachusetts Electric Company ("WMECO") and The Connecticut Light and Power Company ("CL&P"). In connection with the transactions contemplated by the Application/Declaration, as amended, in the above referenced file (the "Application"), I have acted as counsel to NU, WMECO and CL&P. This opinion is given to you with respect to the repurchase of common shares by each of CL&P and WMECO from NU out of capital or unearned surplus. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, originals or copies certified to my satisfaction of such corporate records of NU, CL&P and WMECO, certificates of public officials and of officers of NU, WMECO and CL&P, and agreements, instruments and other documents, as I have necessary as a basis for the opinions expressed below. In my examination agreements, instruments and documents, I have assumed the genuineness of all signatures, the authenticity of all agreements, instruments and documents submitted to me as originals, and the conformity to original agreements, instruments and documents of all agreements, instruments and documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.

The opinions set forth herein are limited to the laws of the Commonwealth of Massachusetts, the State of Connecticut and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the Commonwealth of Massachusetts or the State of Connecticut, and do not hold myself out as an expert in the laws of such Commonwealth and State, although I have made a study of relevant laws of such Commonwealth and State.
In expressing opinions about matters governed by the laws of the Commonwealth of Massachusetts and the State of Connecticut, I have

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consulted with counsel who are employed by NUSCO and are members of the bar of such Commonwealth and State. I have assumed that the transactions were carried out in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States.

Based on and subject to the foregoing, I am of the opinion that:

1. All state laws applicable to the repurchase of common shares by each of WMECO and CL&P from NU out of capital or unearned surplus have been complied with.

2. NU and WMECO are each validly organized and duly existing under the laws of the Commonwealth of Massachusetts and CL&P is validly organized and duly existing under the laws of the State of Connecticut.

3. Each of CL&P and WMECO has legally acquired their respective common shares from NU.

4. The repurchase of shares from NU by CL&P and WMECO out of capital or unearned surplus did not violate the legal rights of the holders of any securities issued by NU, CL&P or WMECO or any associate company thereof.

I hereby consent to the use of this opinion in connection with the filing of the certificate under Rule 24.

Very truly yours,


/s/ Jeffrey C. Miller
    Jeffrey C. Miller
    Assistant General Counsel
    Northeast Utilities Service Company